Exhibit 99.1
Q1 2007 Conference Call Script
April 25, 2007 1:00 PM
DAN GREENFIELD:
Thank you. Good afternoon and welcome to Allegheny Technologies’ earnings conference call for the first quarter 2007.
This conference call is being broadcast live on our website at alleghenytechnologies.com and on CCBN.com. Members of the media have been invited to listen to this call.
Participating in the conference call today are Pat Hassey, chairman, president and chief executive officer, and Rich Harshman, executive vice president, finance and chief financial officer.
After some initial comments, we will ask for questions. Please note that all forward-looking statements made this afternoon are subject to various assumptions and caveats as noted in the earnings release. Actual results may differ materially. Here is Pat Hassey.

PAT HASSEY:
Thanks, Dan, and thanks, everyone... for joining us today.
We are off to a good start in 2007 with another quarter of double digit sales and earnings growth. First quarter sales increased 32% compared to the first quarter 2006 and net income increased 86% to nearly $198 million, or $1.92 per share
ATI achieved record total segment operating profit of nearly 25% of sales. I am pleased to report that we are continuing to deliver on our goal to significantly grow the profitability of ATI. This is a part of what we mean by Building the World’s Best Specialty Metals CompanyTM, and it results from our ongoing focus on:
•	Bringing our strategic capital investments on line as planned

•	Improving our product mix

•	Becoming more global, and

•	Reducing costs by improving productivity and embracing the principles of lean manufacturing

Our employees connect to this systemic improvement through the ATI Business System.
We remained focused on reducing costs in the first quarter 2007 with gross cost reductions totaling nearly $28 million. That puts us on track to at least meet our full year 2007 gross cost reduction goal of $100 million.
Financial metrics were solid:
•	Return on capital employed was over 36%;

•	Return on stockholder’s equity was more than 51%;

•	And, net debt to total capitalization improved to 1.4%.

Cash on hand reached to $518 million:
•	Cash flow from operations during the first quarter was nearly $75 million: After we invested approximately $164 million in managed working capital, and We also invested nearly $58 million in capital expenditures.
We plan to spend $450 to $500 million in 2007 for capital projects that support our growth objectives, and/or reduce our costs. These investments include new titanium sponge capacity, new titanium and nickel-based alloy melt capacity, and new plate capacity. These capital projects are self-funded.
ATI’s strategic capital projects remain on track and are expected to contribute significant growth with very good returns beginning in the second half 2007 and beyond.
•	The tenth titanium sponge reduction furnace at our Albany, OR facility began production in mid-April. This brings our current annual titanium sponge production capacity to approximately 13 million pounds.

•	We are continuing to expand the Albany, OR facility in 2007 and now expect the facility to be capable of producing 22 million pounds annually of aerospace quality titanium sponge by the first half 2008.

•	We remain on schedule to begin producing premium grade titanium sponge at our Rowley, UT facility by the end of 2008. Grading and construction at the Utah site has begun. This facility is planned to give us an additional 24 million pounds of annual titanium sponge production capacity by mid-2009.

•	Our total annual titanium sponge production capacity after these projects are built is now projected to be 46 million pounds.

•	In addition, the Utah facility will have the infrastructure in place to further expand capacity by approximately 18 million pounds to a total of 42 million pounds annually, if needed. So, we have the potential to grow ATI’s total titanium sponge production capacity to 64 million pounds annually, if we decide to further expand the Utah facility.

•	On the titanium melt side, two new Vacuum Arc Remelt furnaces are on line and our third Plasma Arc Melt furnace is in start up. We expect PAM 3 to be qualified and in commercial operation in the third quarter 2007.

•	On the mill products finishing side, the expansion of our titanium and specialty plate finishing facility located in Washington, PA is progressing on schedule. The new building is taking shape. The completion of this project is expected in the second quarter 2008.
As you can see, we continue to build on a foundation for further profitable growth. In 2006, ATI shipped 31 million pounds of titanium mill products. This year, we expect titanium alloy shipments under long-term agreements to increase over the course of the year. We are on track to achieve growth of 25% in titanium mill product shipments in 2007.
Turning to our segment performance:
In our High Performance Metals segment, most end markets were strong in the first quarter.
Shipments of our titanium products grew by 11% compared to the first quarter 2006, but were down 7% compared to the robust fourth quarter last year. However, first quarter 2007 shipments of our titanium mill products to airframe customers far exceeded our original expectations, while shipments of standard grade titanium bar products were lower in the first quarter due to inventory corrections by distributors, especially for medical applications.
Comparing the first quarter 2007 to the first quarter 2006:
•	Shipments of our nickel-based and specialty alloys declined 6% due primarily to product mix and inventory management actions at distributors.

•	And, shipments of our exotic alloys declined 16% due primarily to product mix and timing of deliveries. In short, we missed some shipments.

We expect markets for our High Performance Metals segment products to remain strong. Commercial aircraft build rates are planned to be higher in 2008 than in 2007. As a reminder, our titanium mill product shipments lead the build rate by approximately one year. Large new aircraft, such as Boeing’s 777 and the new 787 and the Airbus A380 use considerably more titanium than older model aircraft. We have not yet seen the impact of the coming ramp up of the newest models, such as the Boeing 787 and the Airbus A380. As an important point, our schedules begin to reflect increasing demand from these new aircraft beginning in the second half 2007.
In addition, some of our jet engine customers discussed the strength of the spare parts business during their recent earnings conference calls. These jet engine customers have said they expect their spare parts demand to grow by over 30% this year. Of course, this is very good for ATI as it results in increasing demand for our premium titanium alloys and nickel-based superalloys.
Factors driving the jet engine spare parts demand include:
•	The global fleet is the largest it has ever been, now at over 18,000 aircraft.

•	The fleet is active. Revenue passenger miles are growing at over 5% per year.

•	Planes are full with record load factors

•	Legacy airlines are utilizing their fleet to their fullest extent, currently bringing on new capacity slowly to control costs.
So, more engines from (1) the Boeing and Airbus build rates, plus (2) higher utilization rates and (3) a growing, global fleet, lead to greater demand for our premium alloys for new jet engines, as well as, increasing demand for jet engine spare parts.
With the improving aircraft build rates and greater demand for jet engine spare parts, we expect to see shipments, revenue, and margin dollars grow in our titanium and nickel-based alloy business throughout the remainder of 2007 and forward.

In our exotic alloys business, demand is very strong, schedules are extended, and our order book is at an all-time high. The chemical process industry and aerospace and defense markets are strong. A new dynamic in the market: demand from the nuclear electrical energy market picked up sooner and faster than expected. We are seeing considerable demand for our zirconium and hafnium alloys for nuclear energy refueling and refurbishment projects. We expect demand to get stronger in the future as new nuclear energy construction begins. Therefore, we are putting a new emphasis on operational execution along with planned capital expansion to increase available capacity for our zirconium and hafnium products.
Turning to the Flat-Rolled Products segment — our strategy of redirecting the business to high-value and differentiated specialty metals is paying off. First quarter 2007 operating profit was a record $160 million and a record 20.4% of sales. This was accomplished with shipments of our commodity stainless sheet at a much lower level as a result of inventory management actions at many of our U.S. service center customers.
Key growth markets in our Flat-Rolled Products segment remain strong:
•	Chemical Process Industry, Oil and Gas is the segment’s largest market, and accounted for 28% of the segment’s revenue in the first quarter. We are experiencing very good growth in the oil and gas market, particularly for our duplex and lean duplex alloys for offshore applications. In addition, demand from ethanol projects remains strong.

•	In the Electrical Energy market, which was 13% of the Flat-Rolled Products first quarter sales, demand for our grain-oriented silicon electrical steel for the electrical transformer market continues to be very strong. Also, demand for our specialty plate and specialty sheet products for Flue Gas Desulfurization pollution control systems remains strong.

•	Another key growth market for our Flat-Rolled Products segment is aerospace and defense, which was 6% of first quarter sales. Nickel-based alloy and titanium demand remains strong and continues to grow in Flat Rolled applications.

Turning to commodity stainless sheet, we believe our service center customers have made noticeable gains in reducing their levels of inventory. Most customers report that end-user demand is strong. Yet, the service centers are ordering only what is needed due to record high raw material surcharges, primarily for nickel.
Our customers experienced dramatically higher nickel surcharges during the first quarter 2007. As a result, we continue to assist customers in switching to lower nickel-bearing alloys, a process that has changed our product mix and continues to gain momentum.
•	First quarter shipments of AL 201HPTM alloy, our substitute for the most common stainless grade Type 304, reached a significant level of our cold-rolled sheet shipments. Shipments of our 201HP nearly doubled compared to the first quarter 2006. Customers particularly in the food equipment and appliance market have switched and more customers in this market and other markets are switching nearly every week.

•	While customers continued to switch to 201HP in the first quarter, the surcharge for Type 304 will increase by more than 30% from the month of March to the month of June. So, the value proposition of switching to lower nickel-bearing alloys continues to get better.

•	In addition, our AL 2003TM lean duplex alloy is rapidly being accepted as a substitute for Type 316, the most common stainless alloy used in more corrosive environments. Type 316 contains 10% nickel while AL 2003 contains approximately 3% nickel. Growth in the use of our lean duplex alloy is being driven by use in the oil and gas market, and in the construction market, mainly for architectural applications.

•	Another one of our duplex alloys, grade 2205, which contains approximately 5% nickel, grew significantly in the first quarter and order backlog is strong for the second quarter. Growth is being driven by the oil and gas and electrical energy markets.

•	We have been offering lower-nickel bearing alloys to customers for many years. Historically, when a customer switches, that customer rarely switches back. So AL 201HP alloys are gaining long-term and sustained market penetration.
Moving to our Engineered Products segment, most markets remained strong in the first quarter:
•	The operating performance in our tungsten products segment was not where we expect it to be primarily because our APT raw material plant did not produce enough APT to meet our needs. The ramp up of our APT plant continues and we now project to be self-sufficient for our APT needs by the end of the second quarter 2007. Meanwhile, our cutting tools business continues to pursue exciting new opportunities. Through technical knowledge in machining difficult-to-machine materials, such as titanium, we are delivering new breakthrough technology in tool life and machining productivity.

•	The forged products business saw strong demand from the construction and mining and oil and gas markets in the first quarter.

•	The wind energy market is driving further growth in our castings business.

•	Demand remains robust in our titanium precision metal processing conversion services.
In summary, here are my takeaways:
•	Our key growth markets remain strong, and we are well positioned to benefit from these strong markets.

•	Our strategic capital projects are providing opportunities for further profitable growth.

•	Titanium alloy shipments under long-term agreements are expected to increase from first quarter 2007 levels over the course of the year. ATI’s total titanium product shipments in the first quarter 2007 were 8.6 million pounds, compared to 7.4 million pounds in the first quarter 2006. That’s a 16% growth rate before the full ramp-up in commercial aerospace begins. This includes shipments in both the High Performance Metals and Flat-Rolled Products segments.
•	We expect revenue and operating profit growth in the total High Performance Metals segment throughout the remainder of 2007.

•	Sustained good performance is also expected from the Flat-Rolled Products business, where strategic renewal is demonstrating significant results.

•	Finally, improving performance is expected from the Engineered Products businesses.
Operator, may we have the first question, please.
Q&A Portion of Conference Call
PAT HASSEY: Thank you for joining us today, and thank you for your continuing interest in ATI.
DAN GREENFIELD:
Thank you, Pat. And thanks to all the listeners for joining us this afternoon. As always, news releases may be obtained by email and are available on our website, www.alleghenytechnologies.com. Also a rebroadcast of this conference call is available on our website. That concludes our conference call.